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Exhibit 4.9

CERTIFICATE OF TRUST
OF
SHC CAPITAL TRUST II

This Certificate of Trust of SHC Capital Trust II (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. ss 3801 et seq.) (the "Act").

        1.    Name. The name of the business trust formed by this Certificate of Trust is SHC Capital Trust II.

        2.    Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is The Bank of New York (Delaware), Route 273, White Clay Center, Newark, Delaware 19711.

        3.    Effective Date. This Certificate of Trust shall be effective upon filing.

        IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

The Bank of New York (Delaware), as Delaware Trustee
By:	/s/ WILLIAM T. LEWIS William T. Lewis, SVP
By:	/s/ JAMES F. BRASHEAR James F. Brashear, as Administrative Trustee
By:	/s/ MICHAEL I. TSAI Michael I. Tsai, as Administrative Trustee
By:	/s/ ANDREW H. CAUDAL Andrew H. Caudal, as Administrative Trustee

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CERTIFICATE OF TRUST OF SHC CAPITAL TRUST II